Exhibit 99

Contacts:

Media	Investor Relations
Nina Krauss	Sean Meakim
(704) 627-6035	(704) 627-6200
nina.krauss@honeywell.com	sean.meakim@honeywell.com

HONEYWELL DELIVERS STRONG FOURTH QUARTER RESULTS, FULL YEAR
OPERATING CASH FLOW OF $6.0 BILLION AND FREE CASH FLOW OF $5.7 BILLION,
ABOVE HIGH END OF INITIAL GUIDANCE; ISSUES 2022 GUIDANCE

•Fourth Quarter Sales of $8.7 Billion at Midpoint of Previous Guidance
•Fourth Quarter EPS of $2.05 and Adjusted EPS2 of $2.09, Above Midpoint of Previous Guidance
•Full Year EPS of $7.91 and Adjusted EPS5 of $8.06, Above High End of Initial Guidance
•Deployed $8.5 Billion1 in Capital to Share Repurchases, Dividends, Capital Expenditures, and Acquisitions in 2021
•Expect 2022 Sales Growth of 4% - 7% Organically and Segment Margin of 21.1% - 21.5%, 21.4% - 21.8% Excluding the Impact of Quantinuum

CHARLOTTE, N.C., February 3, 2022 -- Honeywell (NASDAQ: HON) today announced results for the fourth quarter and full year 2021 that met or exceeded the company's guidance despite an extremely challenging operating environment. The company also provided its outlook for 2022.
The company reported a fourth-quarter year-over-year sales decline of 3%, down 2% on an organic basis, due to supply-related constraints, a tough comparison versus 2020 due to lower COVID mask volumes, and six fewer days in the quarter. Demand remained strong, with orders up high-single digits. Closing backlog was $28 billion, up 7% year over year. Fourth-quarter operating margin declined 130 basis points to 17.5% and segment margin expanded 30 basis points to 21.4% as a result of the company’s commercial excellence efforts. Honeywell delivered fourth-quarter adjusted earnings per share of $2.09, above the midpoint of the company’s guidance.
For the full year, sales increased by 5%, or 4% on an organic basis, and operating margin expanded 50 basis points with segment margin expanding 60 basis points. The company reported full-year adjusted earnings per share5 of $8.06, above the high end of its initial guidance of $7.60 to $8.00.
“Honeywell had a strong finish to another challenging year. We remained resilient, focusing on operational excellence to deliver the commitments we made to our shareowners,” said Darius Adamczyk, chairman and chief executive officer of Honeywell. “Our focus on differentiated solutions drove double-digit organic sales growth in 2021 in our warehouse and workflow solutions, productivity solutions and services, business and general aviation, advanced materials, and recurring connected software businesses. Our disciplined cost management, swift pricing actions to stay ahead of the inflation curve, and improved productivity resulted in 60 basis points of segment margin expansion for the year. As a result, our full-year adjusted earnings per share5 increased by 14% year over year. We also were strong cash generators in 2021, delivering $6.0 billion in operating cash flow with 109% conversion and $5.7 billion of free cash flow6 with 102% adjusted conversion and free cash flow margin of 17%.”
1 Capital deployment includes a $270M investment in Quantinuum that is consolidated in our financial statements
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Honeywell Q4’21 Results - 2

Adamczyk continued, “Our balance sheet remains strong, and we maintained our focus on executing our capital deployment strategy, including investing in high-return capital expenditures, repurchasing $3.4 billion of Honeywell shares, completing four acquisitions, and increasing the dividend for the 12th time in the past 11 years. We deployed capital in excess of our operating cash flow and will continue to follow this playbook in 2022.”
Adamczyk concluded, “I am proud of the way Honeywell continues to respond to the challenging macroeconomic environment. We quickly took action to mitigate supply chain challenges and inflation by bringing on alternate suppliers, redesigning parts and implementing pricing actions. We also remained focused on growth, investing in new markets and technologies such as our environmental, social and governance (ESG) enablement solutions and the creation of Quantinuum, the world’s largest, most advanced integrated standalone quantum computing company. We entered 2022 with positive momentum and a strong backlog, and I am confident we are well positioned to continue to perform for our shareowners, our customers, and our employees in the short and long term.”
Honeywell also announced its outlook for 2022. The company expects sales of $35.4 billion to $36.4 billion, representing year-over-year organic growth of 4% to 7%, or 5% to 8% excluding the impact of COVID-driven mask sales declines; segment margin expansion of 10 to 50 basis points, including the (30) basis point impact of its newly combined Quantinuum business; earnings per share5 of $8.40 to $8.70, up 4% to 8% adjusted; operating cash flow of $5.7 billion to $6.1 billion, and free cash flow of $4.7 billion to $5.1 billion. A summary of the company’s 2022 guidance can be found in Table 1.

Fourth-Quarter Performance
Honeywell sales for the fourth quarter were down 3% year over year on a reported basis and down 2% year over year on an organic basis. The fourth-quarter financial results can be found in Tables 2 and 3.
Aerospace sales for the fourth quarter were down 3% year over year on an organic basis. Business and general aviation original equipment, business and general aviation aftermarket, and air transport aftermarket all grew double digits as build rates and flight hours improved, offset by lower U.S. defense volumes which were impacted by supply chain constraints and lower demand. Commercial aviation aftermarket sales were up over 16% year over year, demonstrating momentum in the aftermarket recovery. Segment margin expanded 140 basis points to 29.0% driven by pricing and productivity, partially offset by higher cost of materials.
Honeywell Building Technologies sales for the fourth quarter were down 1% on an organic basis year over year due to lower projects volume and continued supply chain constraints in the products businesses. Orders were up 4% as a result of demand for fire products, building management systems, and building projects. Building solutions backlog grew double digits year over year, positioning the business for growth in 2022. Segment margin contracted 30 basis points to 21.1% driven by lower volume leverage and cost inflation, mostly offset by favorable pricing.
Performance Materials and Technologies sales for the fourth quarter were up 2% on an organic basis year over year, driven by petrochemical catalyst and gas processing shipments in UOP, continued growth in advanced materials, and demand for thermal solutions within process solutions, partially offset by delayed projects recovery and softness in smart energy. Orders grew 10% year over year driven by double-digit growth in both UOP and process solutions projects, a positive indicator for 2022 and beyond. Segment margin expanded 430 basis points to 23.0% driven by favorable pricing and productivity, net of inflation.
Safety and Productivity Solutions sales for the fourth quarter were down 6% on an organic basis year over year, driven by lower personal protective equipment volume, partially offset by double-digit growth in productivity
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Honeywell Q4’21 Results - 3

solutions and services and advanced sensing technologies. Backlog remained strong at over $4 billion dollars as declines in COVID-related mask demand were mostly offset by growth in advanced sensing technologies, productivity solutions and services, and gas detection. Segment margin contracted 450 basis points to 10.8% driven by lower volume leverage and Intelligrated project inefficiencies, partially offset by favorable pricing. These results exclude a $105 million charge (in Repositioning and Other) for certain long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) related to the warehouse automation business. For more detail, please see the footnotes for the reconciliation of segment profit to operating income below.

Conference Call Details
Honeywell will discuss its fourth-quarter results and updated full-year guidance during an investor conference call starting at 8:30 a.m. Eastern Standard Time today. To participate on the conference call, please dial (301) 715-8592 approximately 10 minutes before the 8:30 a.m. EST start. The meeting ID is 922 0876 1191. The password is 576684. A live webcast of the investor call as well as related presentation materials will be available through the Investor Relations section of the company’s website (www.honeywell.com/investor). A replay of the webcast will be available for 30 days following the presentation.

TABLE 1: FULL-YEAR 2022 GUIDANCE

Sales	$35.4B - $36.4B
Organic Growth	4% - 7%
Organic Growth Excluding Impact of COVID-Driven Mask Sales Declines	5% - 8%
Segment Margin	21.1% - 21.5%
Expansion	Up 10 - 50 bps
Segment Margin Excluding the Impact of Quantinuum	21.4% - 21.8%
Expansion Excluding Impact of Quantinuum	Up 40 - 80 bps
Earnings Per Share[3]	$8.40 - $8.70
Adjusted Earnings Growth[4]	4% - 8%
Operating Cash Flow	$5.7B - $6.1B
Free Cash Flow	$4.7B - $5.1B
Excluding Impact of Quantinuum	$4.9B - $5.3B

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Honeywell Q4’21 Results - 4

TABLE 2: SUMMARY OF HONEYWELL FINANCIAL RESULTS

	FY 2021	FY 2020	Change
Sales	34,392	32,637	5%
Organic Growth			4%
Segment Margin	21.0%	20.4%	60 bps
Operating Income Margin	18.0%	17.5%	50 bps
Reported Earnings Per Share	$7.91	$6.72	18%
Adjusted Earnings Per Share[5]	$8.06	$7.10	14%
Cash Flow from Operations	6,038	6,208	(3)%
Conversion	109%	130%	(21)%
Free Cash Flow	5,729	5,302	8%
Adjusted Free Cash Flow Conversion[6]	102%	105%	(3)%
	4Q 2021	4Q 2020	Change
Sales	8,657	8,900	(3)%
Organic Growth			(2)%
Segment Margin	21.4%	21.1%	30 bps
Operating Income Margin	17.5%	18.8%	-130 bps
Reported Earnings Per Share	$2.05	$1.91	7%
Adjusted Earnings Per Share[2]	$2.09	$2.07	1%
Cash Flow from Operations	2,663	2,782	(4)%
Conversion	186%	205%	(19)%
Free Cash Flow	2,593	2,491	4%
Adjusted Free Cash Flow Conversion[3]	178%	170%	8%

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Honeywell Q4’21 Results - 5

TABLE 3: SUMMARY OF SEGMENT FINANCIAL RESULTS

AEROSPACE	FY 2021	FY 2020	Change
Sales	11,026	11,544	(4)%
Organic Growth			(5)%
Segment Profit	3,051	2,904	5%
Segment Margin	27.7%	25.2%	250 bps
	4Q 2021	4Q 2020
Sales	2,896	2,978	(3)%
Organic Growth			(3)%
Segment Profit	839	822	2%
Segment Margin	29.0%	27.6%	140 bps
HONEYWELL BUILDING TECHNOLOGIES	FY 2021	FY 2020	Change
Sales	5,539	5,189	7%
Organic Growth			4%
Segment Profit	1,238	1,099	13%
Segment Margin	22.4%	21.2%	120 bps
	4Q 2021	4Q 2020
Sales	1,404	1,426	(2)%
Organic Growth			(1)%
Segment Profit	296	305	(3)%
Segment Margin	21.1%	21.4%	-30 bps
PERFORMANCE MATERIALS AND TECHNOLOGIES	FY 2021	FY 2020	Change
Sales	10,013	9,423	6%
Organic Growth			3%
Segment Profit	2,120	1,851	15%
Segment Margin	21.2%	19.6%	160 bps
	4Q 2021	4Q 2020
Sales	2,605	2,556	2%
Organic Growth			2%
Segment Profit	598	478	25%
Segment Margin	23.0%	18.7%	430 bps
SAFETY AND PRODUCTIVITY SOLUTIONS	FY 2021	FY 2020	Change
Sales	7,814	6,481	21%
Organic Growth			22%
Segment Profit	1,029	907	13%
Segment Margin	13.2%	14.0%	-80 bps
	4Q 2021	4Q 2020
Sales	1,752	1,940	(10)%
Organic Growth			(6)%
Segment Profit	189	297	(36)%
Segment Margin	10.8%	15.3%	-450 bps

2Adjusted EPS and adjusted EPS V% exclude pension mark-to-market, changes in fair value for Garrett equity securities, and the 2020 non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett.
3Adjusted free cash flow conversion excludes pension mark-to-market, changes in fair value for Garrett equity securities, and the 2020 non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett.
4Adjusted EPS V% guidance excludes pension mark-to-market, changes in fair value for Garrett equity securities, a non-cash charge associated with a further reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021, an expense related to UOP matters, gain on the sale of the retail footwear business, a 2Q20 favorable resolution of a foreign tax matter related to the spin-off transactions, and the 2020 non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett.
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Honeywell Q4’21 Results - 6

5Adjusted EPS and adjusted EPS V% exclude pension mark-to-market, changes in fair value for Garrett equity securities, a non-cash charge associated with a further reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021, an expense related to UOP matters, gain on the sale of the retail footwear business, a 2Q20 favorable resolution of a foreign tax matter related to the spin-off transactions, and the 2020 non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett.
6Adjusted free cash flow conversion excludes pension mark-to-market, changes in fair value for Garrett equity securities, a non-cash charge associated with a further reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021, an expense related to UOP matters, gain on the sale of the retail footwear business, a 2Q20 favorable resolution of a foreign tax matter related to the spin-off transactions, and the 2020 non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, if and as noted in the release.

Honeywell (www.honeywell.com) is a Fortune 100 technology company that delivers industry specific solutions that include aerospace products and services; control technologies for buildings and industry; and performance materials globally. Our technologies help everything from aircraft, buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

Honeywell uses our Investor Relations website, www.honeywell.com/investor, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that address activities, events or developments that management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to risks and uncertainties, including the impact of the COVID-19 pandemic, that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal commitment, expectation, or prospect set forth in this release can or will be achieved. Any forward-looking plans described herein are not final and may be modified or abandoned at any time. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

This release contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this release are as follows:
•Segment profit, on an overall Honeywell basis, a measure by which we assess operating performance, which we define as operating income adjusted for certain items as presented in the Appendix;
•Segment margin, on an overall Honeywell basis, which we define as segment profit divided by net sales;
•Organic sales growth, which we define as net sales growth less the impacts from foreign currency translation, and acquisitions and divestitures for the first 12 months following transaction date;
•Organic sales growth excluding COVID-Driven Masks, which we define as organic sales excluding any sales attributable to COVID-Driven Masks
•Free cash flow, which we define as cash flow from operations less capital expenditures plus cash receipts from Garrett, if and as noted in the release;
•Free cash flow excluding Quantinuum which we define as free cash flow less free cash flow attributable to Quantinuum;
•Adjusted net income attributable to Honeywell, which we define as net income attributable to Honeywell which we adjust to exclude: pension mark-to-market, changes in fair value for Garrett equity securities, a non-cash charge associated with a further reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021, an expense related to UOP matters, gain on the sale of the retail footwear business, a 2Q20 favorable resolution of a foreign tax matter related to the spin-off transactions, and the 2020 non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, if and as noted in the release;
•Adjusted free cash flow conversion, which we define as free cash flow divided by adjusted net income attributable to Honeywell;
•Adjusted free cash flow margin, which we define as free cash flow divided by net sales; and
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Honeywell Q4’21 Results - 7

•Adjusted earnings per share, which we adjust to exclude pension mark-to-market, changes in fair value for Garrett equity securities, a non-cash charge associated with a further reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021, an expense related to UOP matters, gain on the sale of the retail footwear business, a 2Q20 favorable resolution of a foreign tax matter related to the spin-off transactions, and the 2020 non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, if and as noted in the release.

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain metrics presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Refer to the Appendix attached to this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

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Honeywell Q4’21 Results - 8

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Product sales	$6,362	$6,804	$25,643	$24,737
Service sales	2,295	2,096	8,749	7,900
Net sales	8,657	8,900	34,392	32,637
Costs, expenses and other
Cost of products sold (1)	4,596	4,786	18,344	17,638
Cost of services sold (1)	1,340	1,190	5,050	4,531
	5,936	5,976	23,394	22,169
Selling, general and administrative expenses (1)	1,203	1,248	4,798	4,772
Other (income) expense	(355)	(129)	(1,378)	(675)
Interest and other financial charges	80	95	343	359
	6,864	7,190	27,157	26,625
Income before taxes	1,793	1,710	7,235	6,012
Tax expense	351	331	1,625	1,147
Net income	1,442	1,379	5,610	4,865
Less: Net income attributable to the noncontrolling interest	14	20	68	86
Net income attributable to Honeywell	$1,428	$1,359	$5,542	$4,779
Earnings per share of common stock - basic	$2.07	$1.94	$8.01	$6.79
Earnings per share of common stock - assuming dilution	$2.05	$1.91	$7.91	$6.72
Weighted average number of shares outstanding - basic	688.3	701.8	692.3	704.1
Weighted average number of shares outstanding - assuming dilution	695.8	710.0	700.4	711.2

(1)Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, the service cost component of pension and other postretirement (income) expense, and stock compensation expense.

Honeywell Q4’21 Results - 9

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2021	2020	2021	2020
Aerospace	$2,896	$2,978	$11,026	$11,544
Honeywell Building Technologies	1,404	1,426	5,539	5,189
Performance Materials and Technologies	2,605	2,556	10,013	9,423
Safety and Productivity Solutions	1,752	1,940	7,814	6,481
Corporate and all other	—	—	—	—
Total	$8,657	$8,900	$34,392	$32,637

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended December 31,		Twelve Months Ended December 31,
Segment Profit	2021	2020	2021	2020
Aerospace	$839	$822	$3,051	$2,904
Honeywell Building Technologies	296	305	1,238	1,099
Performance Materials and Technologies	598	478	2,120	1,851
Safety and Productivity Solutions	189	297	1,029	907
Corporate and all other	(71)	(23)	(226)	(96)
Total segment profit	1,851	1,879	7,212	6,665
Interest and other financial charges	(80)	(95)	(343)	(359)
Stock compensation expense (1)	(45)	(50)	(217)	(168)
Pension ongoing income (2)	273	192	1,083	785
Pension mark-to-market expense	(40)	(44)	(40)	(44)
Other postretirement income (2)	18	17	71	57
Repositioning and other charges (3,4)	(230)	(89)	(569)	(575)
Other (5)	46	(100)	38	(349)
Income before taxes	$1,793	$1,710	$7,235	$6,012

(1)Amounts included in Selling, general and administrative expenses.
(2)Amounts included in Cost of products and services sold and Selling, general and administrative expenses (service costs) and Other income/expense (non-service cost components).
(3)Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other income/expense.
(4)Includes repositioning, asbestos, and environmental expenses.
(5)Amounts include the other components of Other income/expense not included within other categories in this reconciliation. Equity income (loss) of affiliated companies is included in segment profit.

Honeywell Q4’21 Results - 10

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$10,959	$14,275
Short-term investments	564	945
Accounts receivable—net	6,830	6,827
Inventories	5,138	4,489
Other current assets	1,881	1,639
Total current assets	25,372	28,175
Investments and long-term receivables	1,222	685
Property, plant and equipment—net	5,562	5,570
Goodwill	17,756	16,058
Other intangible assets—net	3,613	3,560
Insurance recoveries for asbestos related liabilities	322	366
Deferred income taxes	489	760
Other assets	10,134	9,412
Total assets	$64,470	$64,586
LIABILITIES
Current liabilities:
Accounts payable	$6,484	$5,750
Commercial paper and other short-term borrowings	3,542	3,597
Current maturities of long-term debt	1,803	2,445
Accrued liabilities	7,679	7,405
Total current liabilities	19,508	19,197
Long-term debt	14,254	16,342
Deferred income taxes	2,364	2,113
Postretirement benefit obligations other than pensions	208	242
Asbestos related liabilities	1,800	1,920
Other liabilities	7,087	6,975
Redeemable noncontrolling interest	7	7
Shareowners’ equity	19,242	17,790
Total liabilities, redeemable noncontrolling interest and shareowners’ equity	$64,470	$64,586

Honeywell Q4’21 Results - 11

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income	$1,442	$1,379	$5,610	$4,865
Less: Net income attributable to the noncontrolling interest	14	20	68	86
Net income attributable to Honeywell	1,428	1,359	5,542	4,779
Adjustments to reconcile net income attributable to Honeywell to net cash provided by operating activities:
Depreciation	168	164	674	644
Amortization	122	90	549	358
(Gain) loss on sale of non-strategic businesses and assets	(7)	3	(102)	3
Repositioning and other charges	231	89	569	575
Net payments for repositioning and other charges	(187)	(181)	(692)	(833)
Pension and other postretirement income	(252)	(165)	(1,114)	(798)
Pension and other postretirement benefit payments	(14)	(10)	(43)	(47)
Stock compensation expense	45	50	217	168
Deferred income taxes	(11)	114	178	(175)
Reimbursement receivables charge	—	159	—	509
Other	78	31	(28)	(338)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	411	54	(8)	669
Inventories	(169)	217	(685)	(67)
Other current assets	48	(55)	(276)	191
Accounts payable	365	475	744	15
Accrued liabilities	407	388	513	555
Net cash provided by (used for) operating activities	2,663	2,782	6,038	6,208
Cash flows from investing activities:
Expenditures for property, plant and equipment	(281)	(291)	(895)	(906)
Proceeds from disposals of property, plant and equipment	9	40	27	57
Increase in investments	(384)	(865)	(2,373)	(3,236)
Decrease in investments	619	874	2,525	3,508
Receipts from Garrett Motion Inc.	211	—	586	—
Receipts (payments) from settlements of derivative contracts	104	(74)	192	(149)
Cash paid for acquisitions, net of cash acquired	8	(261)	(1,326)	(261)
Proceeds from sales of businesses, net of fees paid	—	—	203	—
Net cash provided by (used for) investing activities	286	(577)	(1,061)	(987)
Cash flows from financing activities:
Proceeds from issuance of commercial paper and other short-term borrowings	1,554	1,897	5,194	10,474
Payments of commercial paper and other short-term borrowings	(1,553)	(1,888)	(5,190)	(10,400)
Proceeds from issuance of common stock	58	230	229	393
Proceeds from issuance of long-term debt	8	20	2,517	10,125
Payments of long-term debt	(1,562)	(71)	(4,917)	(4,308)
Repurchases of common stock	(881)	(1,565)	(3,380)	(3,714)
Cash dividends paid	(676)	(671)	(2,626)	(2,592)
Other	(7)	(5)	(81)	(59)
Net cash provided by (used for) financing activities	(3,059)	(2,053)	(8,254)	(81)
Effect of foreign exchange rate changes on cash and cash equivalents	(18)	87	(39)	68
Net increase (decrease) in cash and cash equivalents	(128)	239	(3,316)	5,208
Cash and cash equivalents at beginning of period	11,087	14,036	14,275	9,067
Cash and cash equivalents at end of period	$10,959	$14,275	$10,959	$14,275

Honeywell Q4’21 Results - 12

Honeywell International Inc.
Reconciliation of Organic Sales % Change (Unaudited)

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
Honeywell
Reported sales % change	(3)%	5%
Less: Foreign currency translation	(1)%	1%
Less: Acquisitions, divestitures and other, net	—%	—%
Organic sales % change	(2)%	4%

Aerospace
Reported sales % change	(3)%	(4)%
Less: Foreign currency translation	—%	1%
Less: Acquisitions, divestitures and other, net	—%	—%
Organic sales % change	(3)%	(5)%

Honeywell Building Technologies
Reported sales % change	(2)%	7%
Less: Foreign currency translation	(1)%	3%
Less: Acquisitions, divestitures and other, net	—%	—%
Organic sales % change	(1)%	4%

Performance Materials and Technologies
Reported sales % change	2%	6%
Less: Foreign currency translation	(1)%	2%
Less: Acquisitions, divestitures and other, net	1%	1%
Organic sales % change	2%	3%

Safety and Productivity Solutions
Reported sales % change	(10)%	21%
Less: Foreign currency translation	—%	2%
Less: Acquisitions, divestitures and other, net	(4)%	(3)%
Organic sales % change	(6)%	22%

We define organic sales percent as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation, and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

We define Organic sales growth excluding COVID-driven mask sales as Organic sales growth excluding any sales attributable to COVID-driven mask sales. We believe Organic sales growth excluding COVID-driven mask sales is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of reported sales percent change to organic sales percent change has not been provided for forward-looking measures of organic sales percent change because management cannot reliably predict or estimate, without unreasonable effort, the fluctuations in global currency markets that impact foreign currency translation, nor is it reasonable for management to predict the timing, occurrence and impact of acquisition and divestiture transactions, all of which could significantly impact our reported sales percent change.

Honeywell Q4’21 Results - 13

Honeywell International Inc.
Reconciliation of Segment Profit to Operating Income and Calculation of Segment Profit and Operating Income Margins (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Segment profit	$1,851	$1,879	$7,212	$6,665
Stock compensation expense (1)	(45)	(50)	(217)	(168)
Repositioning, Other (2,3)	(245)	(111)	(636)	(641)
Pension and other postretirement service costs (4)	(43)	(42)	(159)	(160)
Operating income	$1,518	$1,676	$6,200	$5,696
Segment profit	$1,851	$1,879	$7,212	$6,665
÷ Net sales	$8,657	$8,900	$34,392	$32,637
Segment profit margin %	21.4%	21.1%	21.0%	20.4%
Operating income	$1,518	$1,676	$6,200	$5,696
÷ Net sales	$8,657	$8,900	$34,392	$32,637
Operating income margin %	17.5%	18.8%	18.0%	17.5%

(1)Included in Selling, general and administrative expenses.
(2)Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the three and twelve months ended December 31, 2021, other charges include $105 million of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) relating to the warehouse automation business within the Safety and Product Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized during the fourth quarter when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization and remobilization of contract workers, and resolution of contractor disputes.
(3)Included in Cost of products and services sold, Selling, general and administrative expenses and Other income/expense.
(4)Included in Cost of products and services sold and Selling, general and administrative expenses.

We define segment profit as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of segment profit, on an overall Honeywell basis, to operating income has not been provided for all forward-looking measures of segment profit and segment margin included herewithin. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment profit. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of segment profit to operating income will be included within future filings.

Honeywell Q4’21 Results - 14

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share and Adjusted Earnings per Share Excluding Spin-off Impact (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020	2022E
Earnings per share of common stock - diluted (1)	$2.05	$1.91	$7.91	$6.72	$8.40 - $8.70
Pension mark-to-market expense (2)	0.05	0.05	0.05	0.04	No Forecast
Separation related tax adjustment (3)	—	—	—	(0.26)	—
Changes in fair value for Garrett equity securities (4)	(0.01)	—	(0.03)	—	—
Garrett related adjustments (5)	—	0.11	0.01	0.60	—
Gain on sale of retail footwear business (6)	—	—	(0.11)	—	—
Expense related to UOP Matters (7)	—	—	0.23	—	—
Adjusted earnings per share of common stock - diluted	$2.09	$2.07	$8.06	$7.10	$8.40 - 8.70

(1)    For the three months ended December 31, 2021 and 2020, adjusted earnings per share utilizes weighted average shares of approximately 695.8 million and 710.0 million. For the twelve months ended December 31, 2021 and 2020, adjusted earnings per share utilizes weighted average shares of approximately 700.4 million and 711.2 million. For the twelve months ended December 31, 2022, expected earnings per share utilizes weighted average shares of approximately 693 million.
(2)    Pension mark-to-market expense uses a blended tax rate of 25% for 2021 and 2020.
(3)    For the twelve months ended December 31, 2020, separation-related tax adjustment of $186 million ($186 million net of tax) includes the favorable resolution of a foreign tax matter related to the spin-off transactions.
(4)    For the three and twelve months ended December 31, 2021, the adjustments were $5 million and $19 million net of tax due to changes in fair value for Garrett equity securities.
(5) For the twelve months ended December 31, 2021, the adjustment was $7 million net of tax due to a non-cash charge associated with a further reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021. For the three and twelve months ended December 31, 2020, adjustments were $77 million and $427 million net of tax due to the non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, net of proceeds from settlement of related hedging transactions.
(6)    For the twelve months ended December 31, 2021, the adjustment was $76 million net of tax due to the gain on sale of the retail footwear business.
(7)    For the twelve months ended December 31, 2021, the adjustment was $160 million with no tax benefit due to an expense related to UOP matters.

We believe adjusted earnings per share is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. For forward looking information, management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. We therefore do not include an estimate for the pension mark-to-market expense. Based on economic and industry conditions, future developments and other relevant factors, these assumptions are subject to change.

Honeywell Q4’21 Results - 15

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Adjusted Free Cash Flow and Calculation of Adjusted Free Cash Flow Conversion (Unaudited)
(Dollars in millions)

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020
Cash provided by operating activities	$2,663	$2,782	$6,038	$6,208
Expenditures for property, plant and equipment	(281)	(291)	(895)	(906)
Garrett cash receipts	211	—	586	—
Free cash flow	2,593	2,491	5,729	5,302
Net income attributable to Honeywell	$1,428	$1,359	$5,542	$4,779
Separation related tax adjustment	—	—	—	(186)
Pension mark-to-market(1)	30	33	30	33
Garrett related adjustment(2)	—	77	7	427
Changes in fair value of equity related securities	(5)	—	(19)	—
Gain on sale of retail footwear business	—	—	(76)	—
Expense related to UOP Matters	—	—	160	—
Adjusted net income attributable to Honeywell	$1,453	$1,469	$5,644	$5,053
Cash provided by operating activities	$2,663	$2,782	$6,038	$6,208
÷ Net income (loss) attributable to Honeywell	$1,428	$1,359	$5,542	$4,779
Operating cash flow conversion	186%	205%	109%	130%
Free cash flow	$2,593	$2,491	$5,729	$5,302
÷ Adjusted net income attributable to Honeywell	$1,453	$1,469	$5,644	$5,053
Adjusted free cash flow conversion %	178%	170%	102%	105%

(1)     Pension mark-to-market expense uses a blended tax rate of 25% for 2021 and 2020.
(2)     For the twelve months ended December 31, 2021, the adjustment was $7 million net of tax due to a non-cash charge associated with a further reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021. For the three and twelve months ended December 31, 2020, adjustments were $77 million and $427 million net of tax due to the non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, net of proceeds from settlement of related hedging transactions.

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus cash receipts from Garrett. We define adjusted free cash flow conversion as free cash flow divided by adjusted net income attributable to Honeywell.

We believe that free cash flow is a non-GAAP metric that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity. For forward looking information, we do not provide cash flow conversion guidance on a GAAP basis as management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense and the changes in fair value for Garrett equity securities. Pension mark-to-market is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. Based on economic and industry conditions, future developments and other relevant factors, these assumptions are subject to change. Changes in fair value for Garrett equity securities cannot be forecasted due to the inherent nature of changing conditions in the overall market.

Honeywell Q4’21 Results - 16

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Adjusted Free Cash Flow and Calculation of Free Flow Margin (Unaudited)
(Dollars in millions)

Twelve Months Ended December 31, 2021
Cash provided by operating activities	$6,038
Expenditures for property, plant and equipment	(895)
Garrett cash receipts	586
Free cash flow	5,729
Cash provided by operating activities	$6,038
÷ Net sales	$34,392
Operating cash flow margin %	18%
Free cash flow	$5,729
÷ Net sales	$34,392
Free cash flow margin %	17%

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus cash receipts from Garrett. We define free cash flow margin as free cash flow divided by net sales.

We believe that free cash flow is a non-GAAP metric that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

Honeywell Q4’21 Results - 17

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Free Cash Flow to Free Cash Flow excluding Quantinuum (Unaudited)
(Dollars in billions)

Twelve Months Ended December 31, 2022(E)
Cash provided by operating activities	~$5.7 - $6.1
Expenditures for property, plant and equipment	~(1.2)
Garrett cash receipts	0.2
Free cash flow	~$4.7 - $5.1
Free cash flow attributable to Quantinuum	0.2
Free cash flow excluding Quantinuum	~$4.9 - $5.3

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus cash receipts from Garrett. We define free cash flow excluding Quantinuum as free cash flow less free cash flow attributable to Quantinuum.

We believe that free cash flow and free cash flow excluding Quantinuum are non-GAAP metrics that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.